Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 18, 2015 relating to the

Preliminary Prospectus Supplement dated February 18, 2015

to Prospectus dated September 28, 2012

Registration Statement No. 333-184157

Final Pricing Term Sheet

$600,000,000 3.125% Senior Notes due 2025

$450,000,000 3.900% Senior Notes due 2035

$750,000,000 4.100% Senior Notes due 2045

Issuer:	Waste Management, Inc.

Guarantor:	Waste Management Holdings, Inc.

Principal Amount:	2025 Notes: $600,000,000 2035 Notes: $450,000,000 2045 Notes: $750,000,000

Maturity:	2025 Notes: March 1, 2025 2035 Notes: March 1, 2035 2045 Notes: March 1, 2045

Coupon:	2025 Notes: 3.125% 2035 Notes: 3.900% 2045 Notes: 4.100%

Price to Public:	2025 Notes: 99.574% of face amount 2035 Notes: 99.834% of face amount 2045 Notes: 99.794% of face amount

Underwriting Discount:	2025 Notes: 0.650% 2035 Notes: 0.875% 2045 Notes: 0.875%

Benchmark Treasury:	2025 Notes: 2.000% due February 15, 2025 2035 Notes: 3.000% due November 15, 2044 2045 Notes: 3.000% due November 15, 2044

Spread to Benchmark Treasury:	2025 Notes: 110 basis points 2035 Notes: 120 basis points 2045 Notes: 140 basis points

Benchmark Treasury Price and Yield:	2025 Notes: 99-10+ / 2.075% 2035 Notes: 105-27 / 2.712% 2045 Notes: 105-27 / 2.712%

Yield to maturity:	2025 Notes: 3.175% 2035 Notes: 3.912% 2045 Notes: 4.112%

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2015.

Redemption Provisions:

The 2025 Notes are redeemable at any time prior to December 1, 2024 (three months prior to the maturity date), in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 20 basis points (as defined and described in further detail in the Prospectus Supplement). Redeemable on or after December 1, 2024 (three months prior to the maturity date), in whole or from time to time in part, at the option of the Company, at a price of 100% plus accrued interest.

The 2035 Notes are redeemable at any time prior to September 1, 2034 (six months prior to the maturity date), in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 20 basis points (as defined and described in further detail in the Prospectus Supplement). Redeemable on or after September 1, 2034 (six months prior to the maturity date), in whole or from time to time in part, at the option of the Company, at a price of 100% plus accrued interest.

The 2045 Notes are redeemable at any time prior to September 1, 2044 (six months prior to the maturity date), in whole or from time to time in part, at the option of the Company, at a make whole redemption price using the applicable Treasury rate plus 25 basis points (as defined and described in further detail in the Prospectus Supplement). Redeemable on or after September 1, 2044 (six months prior to the maturity date), in whole or from time to time in part, at the option of the Company, at a price of 100% plus accrued interest.

Ratings*:	Moody’s: Baa2 (stable) S&P: A- (stable) Fitch: BBB (stable)

Trade Date:	February 18, 2015

Settlement:	T+6; February 26, 2015

CUSIP/ISIN	2025 Notes: 94106L BA6 / US94106LBA61 2035 Notes: 94106L BB4 / US94106LBB45 2045 Notes: 94106L BC2 / US94106LBC28

Denominations/Increments	$2,000/$1,000

Joint Book-Running Managers

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

RBS Securities Inc.

Wells Fargo Securities, LLC

Co-Managers

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citigroup World Markets Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Blaylock Beal Van, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

Drexel Hamilton, LLC

Lloyds Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: (1) Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037; (2) Deutsche Bank Securities Inc. toll-free at (800) 503-4611; (3) Goldman, Sachs & Co., at (212) 902-1171 or (4) J.P. Morgan Securities LLC collect at (212) 834-4533. Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.